MOODY NATIONAL REIT II, INC. 8-K

EXHIBIT 99.1

Transcript of Video Message from Brett C. Moody:

Let me begin by saying thank you, again, to all of our shareholders and financial advisors. We are immensely grateful for your patience and trust as our team continues to work hard to guide this portfolio through the tumultuous headwinds the hospitality industry has endured during the pandemic.

We continue to track the successful progress for U.S. vaccinations and the corresponding impact on the U.S. economy.   Fortunately, the REIT II portfolio is seeing an increase in demand as more people are feeling comfortable traveling again. While we hope to see an increase in business travel later in the year, the management teams have worked diligently to capture business from the recent rise of “SMERF,” or “Social, Military, Educational, Religious, and Fraternal,” demand.  We are fortunate to have hotels in SMERF destination markets like Nashville, Austin, Seattle, and Charleston- among others. I think this quote from Smith Travel Research, or “STR,” Tourism Economics President, Adam Sacks, succinctly says it well and bears repeating: “The next stage of the U.S. travel recovery has commenced…An effective vaccine rollout and generous fiscal stimulus is driving the fastest single-year economic expansion in nearly 40 years. Leisure travel demand is gathering strength with substantial recovery in sight for many markets. However, transient business, group and international travel face continued headwinds…”

For the Quarter ending March 31, 2021, Total Revenues were $9,671,000 as compared to $15,247,000 the same period in the prior year. The REIT II Portfolio Year-To-Date RevPAR was $47.06 at the end of the quarter ending March 31, 2021, which represents a year-over-year decline of 35.9%, but outperformed its peers with a 5.1% positive variance to the competitive set.  Although STR and Tourism Economics upgraded their latest 2021 U.S. Hotel forecast to better-than-expected demand in the first quarter of 2021, full demand recovery is still projected for 2023, with Revenue Per Available Room expected to be close to full recovery in 2024.

By way of update on a credit facility, on March 30, 2021, Moody National Capital, LLC, or “Moody Capital”, an affiliate of REIT II, loaned REIT II $8 million in the form of a promissory note, which we refer to as the “Related Party Note.” Pursuant to the terms of the Related Party Note, REIT II may borrow up to an additional $2.0 million from Moody Capital, for a maximum aggregate loan amount of $10 million. All amounts borrowed under the Related Party Note plus all accrued interest thereon, will be due and payable in full on March 29, 2024, provided that REIT II may extend such maturity date for up to two years at its discretion. The principal amount of the loans under the Related Party Note will bear interest at a rate per annum equal LIBOR plus 4.75%; provided, however, that such interest rate will be increased to a rate per annum equal to LIBOR plus 6.75% if the Related Party Note is subordinated to another lender. Interest will be paid as permitted by available cash flow of REIT II, after the payment of expenses and amounts due to any senior lender, if applicable, and will be compounded semiannually. REIT II may prepay the amounts due under the Related Party Note without any prepayment penalty.

It is anticipated that in addition to the Related Party Note, REIT II will obtain an additional credit facility. Together, this use of capital will allow the REIT II portfolio to quickly pay back forborne amounts to senior lenders and come out of special servicing to better control incoming revenue at the properties and allowing for more effective vendor management. Fortunately, REIT II is conservatively leveraged, which has allowed these credit facility opportunities to transpire. Had REIT II been aggressively leveraged pre-pandemic, we may not have been able to arrange this needed cash infusion.

It has come to our attention that following the Board of Directors’ decision to temporarily postpone the valuation of REIT II shares as a result of extreme volatility and lack of liquidity in the hospitality market, which makes accurate property values difficult to discern, a few custodians are struggling as to how to handle the valuation on their respective account statements.  Unfortunately, this struggle seems to have caused more confusion for the shareholders.  In an effort to assist those impacted by the custodian statements, we have included with the annual report that we have distributed to our stockholders a list of frequently asked questions and corresponding responses.

As has been stated previously, in times like these more frequent communication is needed. Therefore, going forward, in addition to quarterly video updates, we plan to provide monthly property “spotlight” updates. These updates will provide more information at the property level and will be helpful for shareholders to see how each hotel asset is performing using the industry metrics of RevPAR, Occupancy and Average Daily Rate (ADR) in this ever changing, post-pandemic market. Both the video updates and monthly spotlight updates will be posted on MoodyNationalREIT.com.

From the onset of the pandemic in March 2020, our number one goal has been to preserve and protect our stockholders’ equity investment. We are encouraged to have made it through what appears to be the worst of the dramatic effects of the pandemic on lodging demand. In order to have made it this far, the Board had to make tough decisions with respect to suspending the offering, temporarily suspending the payment of distributions and the operation of our share redemption program to preserve cash, and diligently working with REIT II lenders to execute critical loan modifications. REIT II still has a way to go, but we believe that we are in stronger position heading into the back half of 2021.  We again appreciate your patience and understanding in helping us get here.

We will have more updates to come. Until then, if you have any questions please feel free to reach out to the Moody team or your advisor.

Thank you

THIS COMMUNICATION DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES